                                                                    Exhibit 10.2



                   RESTATED AND AMENDED EMPLOYMENT AGREEMENT
                                    BETWEEN
                              FELIX E. WRIGHT AND
                         LEGGETT & PLATT, INCORPORATED

      1.   Employment........................................................  1

      2.   Term..............................................................  2
           2.1  Term.........................................................  2
           2.2  Early Termination............................................  2

      3.   Duties and Authority..............................................  2

      4.   Compensation......................................................  3
           4.1  Base Salary..................................................  3
           4.2  Annual Cash Bonus............................................  3
           4.3  Option Grants................................................  4
           4.4  Vacations; Other Benefits....................................  4

      5.   Expenses..........................................................  5

      6.   Pension...........................................................  5
           6.1  Obligation to Make Pension Payments..........................  5
           6.2  Commencement and Duration of Pension Payments................  5
           6.3  Amount of Annual Pension Payments............................  5
           6.4  Insurance During Retirement or Disability....................  6
           6.5  Conversion of Pension Payments into Options..................  7

      7.   Disability........................................................  8
           7.1  Definition of "Total Disability..............................  8
           7.2  Offset Payments..............................................  8

      8.   Executive's Option to Terminate Agreement.........................  8
      9.   Consulting Agreement..............................................  9
      10.  Termination by the Company........................................ 10
           10.1  Termination For Cause....................................... 10
           10.2  Termination Without Cause................................... 10
      11.  Confidential Information.......................................... 11
      12.  Nonassignability.................................................. 11
      13.  Miscellaneous..................................................... 11
           13.1  Waivers..................................................... 11
           13.2  Notices..................................................... 11
           13.3  Survival of Provisions...................................... 12
           13.4  Restatement................................................. 12
           13.5  Split Dollar Life Insurance................................. 12

                             RESTATED AND AMENDED
                             EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (the "Restated Agreement") is made as of March 1, 1999 by Leggett & Platt, Incorporated, a Missouri corporation (the "Company"), and Felix E. Wright (the "Executive").

                                    RECITALS
                                    --------

A. This Restated Agreement amends and restates in its entirety the Employment Agreement between the Company and the Executive dated May 1, 1981, as previously amended, supplemented or clarified (the "Employment Agreement").

B. This Restated Agreement eliminates certain provisions of the Employment Agreement which have become inapplicable due to the passage of time, and integrates the Employment Agreement and all prior supplements or amendments into a single comprehensive document.

C. The Company desires that the Executive remain in the employment of the Company. Accordingly, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") has recommended the execution of this Restated Agreement and the Board has authorized the execution of the same.

                                   AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the Company and the Executive do restate and agree as follows:

      1.   Employment
           ----------

     The Company hereby reaffirms its employment of the Executive as its President and Chief Operating Officer, and the Executive hereby confirms his employment in that capacity. Beginning on May 13, 1999, the Executive will, if so elected by the Board, become the Chief Executive Officer of the Company, Vice Chairman of the Board, and Vice Chairman of the Executive Committee. The Executive will no longer be the Chief Operating Officer after May 13, 1999, but shall continue to act as President of the Company until such time as the Board appoints a new President.

     The Executive's employment under this Restated Agreement is subject to the terms and conditions set out below and will be carried out in Carthage, Missouri, at the Company's principal executive offices. However, the Executive acknowledges that the nature of his employment may require reasonable domestic and international travel from time to time.

     2.   Term
          ----

          2.1  Term
               ----

          The term of this Restated Agreement commenced on May 1, 1981 and shall end on October 1, 2002, unless terminated earlier in accordance with the provisions of this Restated Agreement. Upon mutual agreement between the Executive and the Company, the term of this Agreement may be extended for up to two additional one-year periods.

          2.2  Early Termination
               -----------------

          The term of this Restated Agreement may be terminated prior to expiration by reason of any of the following:

          (a) by the Executive (but not the Company) upon six (6) months prior written notice;

          (b) in accordance with the Severance Benefit Agreement between the Company and the Executive dated as of May 9, 1984, as amended from time to time (the "Severance Benefit Agreement"), a copy of which is attached as Exhibit A for information purposes only;

          (c)  by the Executive's death;

          (d) in accordance with Section 7 hereof, upon the Executive's Total Disability (as hereinafter defined);

          (e)  by the Executive pursuant to Section 8 hereof;

          (f)  by the Company pursuant to Section 10 hereof; or

          (g)  for other causes as provided elsewhere in this Restated
               Agreement.

     3.   Duties and Authority
          --------------------

     The Executive shall devote his full business time to the affairs of the Company. However, this shall not be deemed to prevent the Executive from devoting such time (which shall not be substantial in the aggregate) to personal business interests that do not unreasonably interfere with the performance of the Executive's duties hereunder.

     The Executive shall use his best efforts, skills and abilities to promote the Company's interests. The Executive shall serve as director (if so elected by the shareholders of the Company) and shall perform such duties at the Presidential level or above as may be assigned to him by the Board.

     The direction and control exercised by the Board over the Executive shall be such as is customarily exercised by a board of directors over a vice chairman of the board and chief executive officer.

     4.   Compensation
          ------------

          4.1  Base Salary
               -----------

          The Executive shall be paid a base salary at an annual rate of $660,000. Beginning on or about April 1, 2000 and April 1 of each successive year during the term of Executive's active performance of duties as Chief Executive Officer of the Company hereunder, the Compensation Committee of the Board shall appraise the Executive's performance during the previous calendar year, taking into account such factors as it deems appropriate. As a result of such appraisal, the then annual base salary of the Executive may be increased (but shall not be decreased) by such amount as the Compensation Committee determines is fair, just and equitable; provided, however, the percentage increase in the Executive's base salary shall always be at least equal to the then latest percentage increase over the previous year in the aggregate annual base salaries of the Company's five highest paid executive officers other than the Executive. In computing this percentage increase, the Compensation Committee shall disregard that part of any base salary increase attributable in the Committee's reasonable judgment to additional responsibilities assumed or to be assumed by any of such five highest paid executive officers. Further, in computing the percentage increase, the Compensation Committee shall make equitable adjustments in its computations so that the Executive will not be prejudiced by any reduction in the responsibilities of any of such five highest paid executive officers implemented during the immediately preceding year or to be implemented in the immediately following year.

          The Executive's base salary shall be paid in equal bi-weekly installments.

          All salary increases under this section will be made as of the beginning of the first payroll period in which the Company's other salaried employees generally receive merit related annual salary adjustments.

          4.2  Annual Cash Bonus
               -----------------

          For the year l999, and each succeeding year during the term of this Agreement, the Executive shall be entitled to earn a cash bonus computed in accordance with the 1999 Key Officers Incentive Plan (the "Incentive Plan"). The amount of the Executive's bonus shall be determined by applying a bonus formula approved by the Compensation Committee to a percentage of Executive's annual salary on December 31 of each year ("target percentage"). The Executive's target percentage is 60%. The Compensation Committee shall be entitled to amend or supplement the guidelines from time to time whenever the Committee deems this to be in the best interests of the shareholders of the Company.

          If the Executive's employment under this Restated Agreement is terminated before December 31 of any year, the Executive shall receive a prorated bonus for the year of termination. This prorated bonus shall bear the same ratio to the actual bonus the Executive would have earned with respect to the year under the Incentive Plan as the number of days this Restated Agreement is in force during such year bears to 365.

          4.3  Option Grant.
               ------------

          Prior to May 13, 1999, the Executive shall be granted non-qualified options to purchase 200,000 shares of the Company's common stock. The options shall (i) have an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the option grant date, (ii) vest and become exercisable over a 5-year period, 20% after the end of each year after grant, (iii) have a 10-year term and, once the options are vested and become exercisable, may be exercised during such ten-year period even if the Executive is no longer employed by the Company, and (iv) shall be subject to such other terms and conditions as are contained in the Company's standard form of non-qualified option agreement. If the Executive continues to be employed by the Company after October 1, 2002, the Compensation Committee will determine whether Executive will participate in company-wide stock option grants occurring after such date or otherwise receive additional stock option grants.

          4.4  Vacations; Other Benefits
               -------------------------

          The Executive shall be entitled to a reasonable annual vacation (not less than an aggregate of four weeks in any calendar year) with full pay, benefits and allowances.

          In addition to the salary, bonus and other payments to be made under this Restated Agreement, the Executive shall be entitled to participate (to the extent legally permitted) in any insurance, pension, profit sharing, stock bonus, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of executive officers of the Company or the employees of the Company generally.

          At the Company's expense, the Company shall provide office space, secretarial assistance, supplies and equipment fully adequate to enable the Executive to perform the services contemplated by this Restated Agreement and at least comparable to that being provided to the Executive on the date hereof.

          The Company shall provide the Executive with appropriate perquisites at least comparable to those provided to the Executive on the date hereof and, in all events, equal to such perquisites as may be made available from time to time to the Company's other executive officers.

          In addition to the payments provided for in this Section 4 and elsewhere in this Restated Agreement, the Company may from time to time pay the Executive as a salary increase, a bonus or otherwise, such additional amounts as the Compensation Committee of the Board shall, in its discretion, determine.

          Except as may be provided otherwise in this Restated Agreement or to the extent required by law, no benefits referred to in this section or provided for in other sections of this Restated Agreement shall be reduced by the Company as to the Executive without first securing his consent.

     5.   Expenses
          --------

          The Company shall pay or reimburse the Executive for all transportation, hotel, living and related expenses incurred by the Executive on business trips away from the Company's principal office and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries or affiliates.

     6.   Pension
          -------

          6.1  Obligation to Make Pension Payments
               -----------------------------------

          When Executive's employment is hereafter terminated for any reason whatsoever, including Total Disability or death, the Company shall make cash payments to the Executive (herein the "Pension Payments") as provided in this
Section 6.

          6.2  Commencement and Duration of Pension Payments
               ---------------------------------------------

          The Pension Payments shall begin on the first day of the first month immediately following the later of: (i) the Executive's termination of employment, or (ii) the expiration of the consulting period set out in Section
9. All Pension Payments shall be made in equal monthly installments and once commenced shall continue during the life of the Executive. If the Executive dies before Pension Payments begin or within 15 years from the first monthly Pension Payment, then the monthly Pension Payments shall thereafter be made during the remainder of the 15-year period to the Executive's Designee (as hereinafter defined).

          The Executive's "Designee" shall be Martha F. Wright or such other person or other legal entity designated by the Executive to the Company after the date hereof. The Executive may change the Designee from time to time by an amending designation to the Company. In the absence of a valid designation, or if the Designee dies before the Executive, then the Designee shall be deemed to be the estate of the Executive.

          6.3  Amount of Annual Pension Payments
               ---------------------------------

          The Executive's annual Pension Payments shall be 35% of the Executive's Five-Year Average Compensation. "Five-Year Average Compensation" shall be computed by dividing 5 into the highest amount of total compensation accrued by the Company with respect to the Executive for services rendered by the Executive in any period of five consecutive calendar years (which may include the year of termination). Such compensation shall include salaries, bonuses and special awards unless provided otherwise below (whether in cash or in kind), but shall not include pensions, retirement allowances, severance pay, fees under consulting contracts, director's fees, distributions under Company benefit plans, the value of fringe benefits and the like. Additionally, in computing Five-Year Average Compensation the following provisions shall apply:

          (a) all salaries, bonuses and special awards shall be deemed "accrued" with respect to a given year even though actually paid in a later year, provided the same stem from the Executive's performance of services during the given year (e.g., bonuses for the year 1999 paid in February 2000, or any salary or bonus which the Executive elects to defer until later years pursuant to the Company's Deferred Compensation Program);

          (b) if the Executive elects to receive stock options in lieu of salary or bonus under the Company's Deferred Compensation Program or any other plan the Company may hereafter adopt, the compensation "accrued" shall be the amount of salary or bonus foregone;

          (c) all stock and cash awards previously or hereafter issued to the Executive under the Company's 1989 Flexible Stock Plan will be excluded;

          (d) all payments previously or hereafter made to the Executive to offset the effect of tax law limitations on the Executive's participation in the Leggett & Platt Retirement Plan will be excluded; and

          (e) all bonuses, awards and other payments made to the Executive (i) to reimburse Executive for, or provide the Executive with funds to pay, income taxes which become payable by the Executive as a result of exercise of non-qualified stock options or (ii) to induce the Executive to make, or to compensate Executive for making, disqualifying dispositions of Company stock acquired in the exercise of incentive stock options, will be excluded.

          The annual Pension Payments under this section shall be reduced by all amounts paid to Executive under any disability income insurance policies which are attributable to premiums paid by the Company (all such amounts are referred to as "Pension Reduction Amounts").

          6.4  Insurance During Retirement or Disability
               -----------------------------------------

          During the 15-year period following Executive's termination of employment (or, if longer, until Executive's death), the Company will pay, or arrange insurance coverages to pay, all of Executive's and his dependents' medical and hospitalization expenses which are not covered by Medicare or other government health insurance. However, the payments and coverages provided by the Company will not exceed the payments and coverages that Executive and his dependents would have received under the Company's medical plan applicable to them immediately prior to termination of Executive's employment. The Company will also reimburse the Executive and his dependents for premiums they pay for Medicare and other government health insurance.

          The Company will provide life insurance coverage to the Executive at least equal to the coverage provided to him immediately prior to termination of his employment.

          The Company will pay to Executive and his dependents an amount sufficient to pay income taxes on all amounts or benefits received under this
Section 6.4 which are required to be included in income for tax purposes.

          6.5  Conversion of Pension Payments into Options
               -------------------------------------------

          The Executive may elect to convert all or a portion of the present value of his Pension Payments into Options at the times set out below and in manner set out on Exhibit B:

          (a) within 60 days before or after termination of Executive's employment with the Company;

          (b) within 90 days after a "Change in Control" (as defined in the Severance Benefit Agreement);

          (c) at any time if (i) the Company's price/earnings ratio, as reported in the Wall Street Journal, is at least 14, (ii) such ratio is at least 80% of the price/earnings ratio for the Standard & Poors 500 index, as also reported in the Wall Street Journal and (iii) the Company's common stock is trading at a price which is at least 85% of the 3-year high;

          (d) at any time within three months after the Company has sold, for its own account, its common stock in an underwritten, primary public offering;

          (e) at such other time or times either before or after termination of employment as the Compensation Committee may, in its sole discretion, agree with Executive.

          "Option" means an Option to purchase shares of the Company's common stock, the general terms and conditions of which are set out on Exhibit B. The formula for determining the number of Option shares is also set out on Exhibit B.

          The present value of the Pension Payments to be converted into Options shall be determined by an independent actuary of the Company. The discount rate applied by the actuary shall be determined by the Chief Financial Officer using a rate equal to the Company's cost of funds for obligations of similar duration.

          The Executive shall exercise his election to convert all or a portion of the Pension Payments into Options by delivering an election notice (the "Election Notice") to the Compensation Committee. The Election Notice shall designate the portion of Pension Payments to be converted into Options. Promptly after receipt of the Election Notice, the Company shall deliver to Executive an agreement evidencing the Company's obligations as respects the Options. The agreement shall incorporate all of the terms and conditions of the Options set out on Exhibit B and contain such additional terms and conditions determined by the Compensation Committee as are consistent with Exhibit B and necessary to implement Executive's election. Limitations or restrictions on the time of election, purchase or sale of Company securities or other matters may be added to the Option agreement to reduce the risk of violation of Section 16 of the Securities Exchange Act of 1934.

          Upon the grant of an Option, the Company's obligations to make all or any part of the Pension Payments shall be extinguished to the extent such Pension Payments were used as a basis for conversion into Options. Thus, for example, if the Executive elected to convert all of his accrued Pension Payments into Options on January 1, 2000, the number of Options received would be based on 35% of his Five Year Average Compensation (see
Section 6.3). If the annual Pension payments accrued were $400,000 at this time, the Company's obligation for future annual Pension Payments would be extinguished to the extent of $400,000. If the Executive continued to be employed until January 1, 2003 and his annual Pension Payments would have been $500,000 at that time, he would receive annual Pension payments equal to $100,000 (i.e., $500,000 minus $400,000) over the pension period.

          In no event shall the Company be required to issue Options under this
Section 6.5 if, under the tax laws then in force, such issuance or subsequent exercise of the Options will result in materially increasing the Company's tax liabilities when compared to making Pension Payments.

          7.   Disability
               ----------

          7.1  Definition of "Total Disability"
               -------------------------------

          The Executive shall be deemed to have a "Total Disability" if he is unable, for a continuous period of four or more months, to perform substantially all of the material personal services to be rendered by him under this Restated Agreement.

          During the continuance of any Total Disability, the Board may elect to relieve the Executive of all of his duties hereunder by Board resolution delivered to the Executive, or the Executive may elect to cease performing all of his duties hereunder by notice delivered to the Company. Thereupon, Executive's duties and responsibilities under this Restated Agreement shall cease 60 days following delivery of the Board resolution or the Executive's notice, as the case may be; provided, however, that all other provisions of this Restated Agreement, including the Executive's cash compensation and other benefits, shall continue in full force until 14 months from the first day of the four month or longer continuous period that culminated in the Total Disability ("Disability Termination Date"). If Executive continues to have a Total Disability on the Disability Termination Date, his employment under this Restated Agreement shall be terminated.

          7.2  Offset Payments
               ---------------

          The Company's obligation to continue the Executive's cash compensation from the date of a Total Disability to the Disability Termination Date shall be reduced by (a) all amounts paid to Executive under disability income insurance policies made available to the Executive by the Company and (b) by all amounts received by the Executive from Social Security disability benefits.

     8.   Executive's Option to Terminate Agreement
          -----------------------------------------

     Not later than six months after the occurrence of any of the following events the Executive may elect to terminate his employment under this Restated Agreement by sending notice of termination to the Company:

     (a) The Executive shall not be elected and continue as director of the Company, or Chief Executive Officer of the Company or a Member of the Board's Executive Committee;

     (b) The Company is merged or consolidated with another corporation and the Company is not the survivor;

     (c)  The Company is dissolved;

     (d) Substantially all of the assets of the Company are sold to any other person;

     (e) A public tender offer is made for the shares of the Company and the offeror acquires at least 40% of the outstanding common shares of the Company; or

     (f) A proxy contest is waged and the person waging the contest acquires working control of the Company.

     The Executive's employment obligations under this Restated Agreement shall terminate on the date of termination specified in the Executive's notice to the Company, which date must be within 60 days of the date of the notice.

     9.   Consulting Agreement
          --------------------

     Upon the expiration of the term of this Restated Agreement or the termination of the Executive's employment for any reason other than death, Total Disability, or discharge for cause, either the Company or the Executive shall have the option to arrange for the Executive to render consulting services to the Company on the following terms and conditions:

     (a) The party wishing to invoke the provisions of this section shall send notice thereof to the other party within 120 days after termination of employment.

     (b) Beginning on the first day of the first month immediately following the sending of the notice and continuing for a period of two years thereafter, the Executive shall render such consulting services to the Company as the Company may reasonably request from time to time. Consulting services shall be limited to the Executive's consideration, review and/or rendering of advice regarding plans or ideas or specific limited questions or problems proposed by the Company and consultation on any major matters of policy affecting the Company, it being understood that none of the foregoing is to generate substantial research, traveling or deliberation time by the Executive.

     (c) In consideration for the consulting services to be rendered by the Executive, the Company shall pay the Executive during the first and second years of consultation an amount equal to 60% of the Executive's Five-Year Average Compensation (as defined in Section 6.3).

     (d) Consulting fees payable hereunder shall be paid each year in bi-weekly installments. In addition, the Company shall promptly pay or reimburse the Executive for all out-of-pocket costs incurred by him in rendering consulting services under this section.

     (e) All payments made under this section shall be in addition to any Pension Payments or other payments made to the Executive under this Restated Agreement.

     (f) During the period Executive is rendering consulting services, he shall be entitled to use the same office space and to receive secretarial service which is at least equal to that received immediately prior to his termination of full-time employment.

     10.  Termination by the Company
          --------------------------

          10.1  Termination For Cause
                ---------------------

          The Company may terminate the Executive's employment pursuant to this Restated Agreement by discharging the Executive for cause. The term "for cause" shall be limited to the following events:

          (a) The Executive's conviction of any crime involving money or other property of the Company or any of its affiliates or of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

          (b) The Executive's continuing, repeated, willful violation of specific written directions of the Board (or the board of any affiliate of the Company of which the Executive is an officer) which directions are consistent with this Restated Agreement and which violation continues following the Executive's receipt of such written directions; or

          (c) The Executive's continuing, repeated, willful failure to perform his duties hereunder; provided, however, that no discharge shall be deemed for cause under this subsection (c) unless the Executive first receives written notice from the Board (or of the board of any affiliate of the Company of which the Executive is an officer) advising the Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

          In no event shall the alleged incompetence of the Executive in the performance of his duties under this Restated Agreement be deemed grounds for discharge for cause.

          10.2  Termination Without Cause
                -------------------------

          The Board, at any time and without cause, may relieve the Executive of his duties under this Restated Agreement upon three months prior written notice to the Executive; provided that such action by the Board pursuant to this
Section 10.2 shall not be deemed a termination of the Executive's employment and shall not relieve the Company of any of its financial obligations to the Executive as set forth in this Restated Agreement. Notwithstanding the foregoing sentence, if the Executive's duties are terminated pursuant to this Section 10.2, the Executive's employment shall thereafter be terminated upon the earlier of (i) Executive's death or (ii) the Disability Termination Date (as defined in Section 7.1).

     11.  Confidential Information
          ------------------------

     The Executive shall not at any time (whether during the term of this Restated Agreement or thereafter) disclose to any person any confidential information or trade secrets of the Company.

     If any of the restrictions contained in this section or elsewhere in this Restated Agreement shall be deemed unenforceable by reason of the extent, duration, or geographical scope thereof or otherwise, then the Executive and the Company contemplate that the appropriate court will reduce such extent, duration, geographical scope or other provisions hereof and enforce the restrictions set out in this section and elsewhere in their reduced form for all purposes in the manner contemplated hereby.

     12.  Nonassignability
          ----------------

     This Restated Agreement and the benefits hereunder are personal to the Company and are not assignable by it; provided, however, this Restated Agreement and the benefits hereunder may be assigned by the Company to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated. In the event of an assignment of this Restated Agreement to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated, the title, responsibilities and duties assigned to the Executive by such successor person or corporation shall be the title, responsibilities and duties of a senior executive officer of such successor person or corporation.

     The provisions of this Restated Agreement shall be binding on and inure to the benefit of the Executive, his assignees, executors, and administrators.

     13.  Miscellaneous
          -------------

          13.1  Waivers
                -------

          No waiver by either party of any breach or nonperformance of any provision of this Restated Agreement shall be deemed to be a waiver of any preceding or succeeding breach or nonperformance of the same or any other provision hereof.

          13.2  Notices
                -------

          All notices, waivers, designations or other communications (herein collectively "notices") that either party is required or permitted to give hereunder shall be in writing and delivered as follows:

If to the Executive:                             If to the Company:


Felix E. Wright                                  Leggett & Platt, Incorporated
2195 County Road 110                             No. 1 Leggett Road
Carthage, Missouri 64836                         Carthage, Missouri  64836
                                                 Attention:  Secretary



subject to the right of either party at any time to designate a different location for the delivery of notices.



          13.3  Survival of Provisions
                ----------------------

          The provisions set out in Sections 6, 9 and 11 shall survive the expiration or termination of this Restated Agreement, as shall all other provisions hereof which provide for or contemplate performance by either the Executive or the Company following the termination hereof.

          By way of example, if Executive's employment is terminated after the term of this Agreement (as defined in Section 2.1), then either he or the Company shall have the option to arrange for Executive's consulting services as described in Section 9.


          13.4  Restatement
                -----------

          This Restated Agreement shall replace and supersede in the entirety the Employment Agreement and all supplements, amendments or clarifications to the Employment Agreement prior to date hereof.


          13.5  Split Dollar Life Insurance
                ---------------------------

          On February 21, 1977, the Company and the Executive entered into a split dollar life insurance agreement (the "Split Dollar Agreement") pertaining to a policy on the life of the Executive in the amount of $100,000. The Split Dollar Agreement shall continue in full force in accordance with its terms and shall not be affected by this Restated Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have signed this Restated Agreement as of the day and year first above written.

"EXECUTIVE"                                    "COMPANY"

                                               LEGGETT & PLATT, INCORPORATED

_________________________________              By: _____________________________
Felix E. Wright                                    Name: _______________________
                                                   Title: ______________________

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